Exhibit 15.2

May 13, 2022

The Board of Directors and Shareholder of Idaho Power Company

1221 West Idaho Street

Boise, Idaho 83702

We are aware that our report dated May 5, 2022, on our review of interim financial information of Idaho Power Company appearing in Idaho Power Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Boise, Idaho